EXHIBIT 99

NASDAQ TO DELETE OTCBB QUOTATIONS FOR

K-TEL COMMON STOCK

FOR IMMEDIATE RELEASE

Plymouth Minnesota, January 20, 2005—K-tel International, Inc. (OTCBB:KTEL), announced today that, following a hearing before a Hearings Panel designated by the NASD Board of Governors, it has received notice of the Panel’s determination that the Company’s securities are not eligible for continued quotation on the OTCBB based on the Company’s Exchange Act filing delinquencies and as a result, will be deleted from quotations on the OTCBB effective with the open of business on Friday, January 21, 2005.  K-tel previously received notice from Nasdaq that its common stock was ineligible for continued quotation on the OTCBB as a result of its failure to timely file a completed Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and a subsequent required Quarterly Report on Form 10-Q.  Filing of periodic reports under the Exchange Act is a standard for continued quotation on the OTCBB.  The Company has decided not to appeal the Panel’s decision.

The Company submitted information to Nasdaq in support of continued quotation of its common stock in which it explained the difficulties it has faced in connection with the timing of the completion of the forensic audit of its UK subsidiary following the discovery of a misappropriation of funds, and the difficulties arising following the death of its former Chief Financial Officer shortly after the end of the 2004 fiscal year.

The Company’s stock will be eligible for quotation on the OTCBB when it resumes SEC filings.  The Company expects to restate financial statements for the years in question to reflect the misappropriation and to report on its efforts to collect misappropriated funds.  The Company currently expects to regain compliance with SEC reporting requirements by March 31, 2005.

Following the deletion of OTCBB quotations, trading, if any, will be conducted in the so-called “pink sheets.”  The “pink sheets” is an electronic quotation system that displays quotes from broker dealers for many OTC securities.  Market makers and other brokers who buy and sell OTC securities can use the pink sheets to publish their bid and ask quotation prices.

K-tel International, Inc.

2655 Cheshire Lane North

Suite 100

Plymouth MN  55447

Contact:                                          Kathy Smith, Investor Relations

763-268-0227